Ex. (j)



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated July 31, 2000, and to all references to our Firm included in or made a part of this Registration Statement of Neuberger Berman Fasciano Fund.





/S/ ARTHUR ANDERSON LLP
-----------------------
ARTHUR ANDERSON LLP


Chicago, Illinois
March 21, 2001